Exhibit 99.1

Radiant Logistics Announces New $200m Secured Credit Facility

RENTON, WA August 8, 2022 – Radiant Logistics, Inc. (the “Company”) (NYSE American: RLGT) today announced that it has secured a new $200.0 million syndicated secured revolving credit facility (the “Secured Facility”) to replace its existing $150.0 million revolving facility. The Secured Facility enhances the Company’s financial flexibility, providing increased capacity to fund future acquisitions, capital expenditures or for other corporate purposes, including, if warranted at the time, the repurchase of the Company’s common stock.

BofA Securities, Inc. acted as the book runner and joint lead arranger for the syndicated credit facility. Bank of Montreal acted as lender, joint lead arranger, and syndication agent. MUFG Union Bank, N.A. acted as lender and co-documentation agent. Keybank National Association acted as lender and co-documentation agent. Bank of America, N.A., and Washington Federal Bank, National Association also acted as lenders. Bank of America, N.A. will also serve as administrative agent.

Under the terms of the new Secured Facility, the Company may borrow up to $200 million, subject to compliance with customary and standard financial coverage covenants and ratios. Included within the Secured facility is an accordion feature for an additional $75 million to support future acquisition opportunities. Borrowings under the Secured Facility accrue interest at either the Lenders’ base rate plus 0.50% or SOFR plus 1.40%, and can be subsequently adjusted based on the Company’s consolidated net leverage ratio, at either the Lenders’ base rate plus 0.50% to 1.50% or SOFR plus 1.40% to 2.40%.

The Secured Facility carries a five year term and is secured by accounts receivable and other assets of the Company and its subsidiaries. For general borrowings under the Secured Facility, the Company is subject to a maximum consolidated net leverage ratio of 3.0x and a minimum consolidated interest coverage ratio of 1.0x. Additional minimum availability requirements and financial covenants apply in the event the Company seeks to use advances under the Secured Facility to pursue acquisitions or repurchase its common stock. Under the terms of the Secured Facility, as of March 31, 2022, the Company had a consolidated net leverage ratio of 1.0x and a consolidated interest coverage ratio of 24.4x.

Concurrent with entering into new Secured Facility, the Company also amended the term loans held by its Canadian lender, Fiera Private Debt Funds IV and V (formerly known as Integrated Private Debt Funds IV and V), to make the financial and other covenants therein consistent with those contained in the new Secured Facility. The security interest securing such term loans remain on a parity basis with those assets securing the new Secured Facility.

“We are very pleased to announce our new $200 million Secured Facility and appreciate and the strong support and confidence of our banking group,” said Bohn Crain, Founder and CEO of the Company. “The new Secured Facility provides us access to additional low-cost capital and greater financial flexibility as we look to maximize long term shareholder value through a combination of organic growth and strategic acquisitions as well as opportunities to buyback of our common stock.”

Crain continued: “We remain encouraged by our continued strong financial performance and the fact that we have now reported a record $69.5 million in adjusted EBITDA on $1.3 billion in revenues for the trailing twelve months ended March 31, 2022. It is also worth noting that we delivered these results while maintaining very low leverage on our balance sheet and believe we are very well positioned with ready access to capital to begin our push to the next billion dollar milestone.”

About Radiant Logistics, Inc.

Radiant Logistics, Inc. (www.radiantdelivers.com) (NYSE American: RLGT) is a publicly traded third-party logistics company providing a full suite of technology enabled global transportation and value-added logistics services primarily to customers based in the United States and Canada. The Company services a large and diversified account base providing domestic and international freight forwarding along with truck and rail brokerage services to a diversified account base including manufacturers, distributors and retailers, which it supports from an extensive network of Radiant and agent-owned offices throughout North America and other key markets around the world. Radiant’s value-added logistics services include warehouse and distribution, customs brokerage, order fulfillment, inventory management and technology services for customers around the world.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to: trends in the domestic and global economy; our ability to attract new and retain existing agency relationships; acquisitions and integration of acquired entities; availability of capital to support our acquisition strategy; our ability to comply with financial covenants under our outstanding indebtedness; our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations; our ability to maintain and grow our revenues and operating margins in a manner consistent with recent operating results and trends; our ability to maintain positive relationships with our third-party transportation providers, suppliers and customers; outcomes of legal proceedings; competition; management of growth; potential fluctuations in operating results; and government regulation. More information about factors that potentially could affect our financial results is included Radiant Logistics, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

The use of proceeds under the Secured Facility described above reflect possible uses and are not guarantees of how the proceeds will be used, if at all. Any use of proceeds by the Company will be subject to, among other things, then applicable: industry conditions, competitive environment, operational performance, financial covenants within any outstanding indebtedness, contractual restrictions, and regulatory requirements.

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Investor Contact: Todd Macomber tmacomber@radiantdelivers.com	Media Contact: Jennifer Deenihan jdeenihan@radiantdelivers.com